Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN

OF REORGANIZATION

by and among

StemGen, Inc.

D3esports Corp.

and the

Securityholders of D3esports Corp.

EXHIBITS

A – Certificates to be Issued and Exchanged

B – Form of Officer’s certificate of StemGen

C – Form of Officer’s certificate of D3esports

D – Pending litigation

E – Form of Opinion of StemGen’s counsel

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of the date of the last signature hereinbelow, by and among StemGen, Inc., a Delaware corporation (hereinafter referred to as “StemGen”), D3esports Corp., a Wyoming corporation (hereinafter referred to as “D3esports”), and the undersigned holders of securities of D3esports Corp. (“Securityholders”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement, Securityholders will exchange all of the shares of D3esports’s common stock for a specified number of shares of StemGen’s common stock to be issued and StemGen will acquire all of the issued and outstanding common stock of D3esports, making D3esports a wholly-owned subsidiary of StemGen;

WHEREAS, upon the terms and subject to the conditions of this Agreement, all holders of outstanding shares of preferred stock of D3esports will exchange such preferred stock for preferred stock of StemGen (the exchange of common stock and preferred stock is collectively referred to as the “Exchange”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, options and warrants of D3esports, whether or not exercisable and whether or not vested shall be assumed by StemGen and, by virtue of the Exchange, will become options and warrants of StemGen;

WHEREAS, the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each state or jurisdiction where Securityholders reside;

WHEREAS, for federal income tax purposes, the Exchange is intended to qualify as a reorganization under the provisions of section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended (the “Code”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, StemGen, D3esports and Securityholders hereby agree as follows:

ARTICLE I

THE EXCHANGE

SECTION 1.01.  The Exchange.  Upon the terms and subject to the conditions set forth in Article VII, at the Effective Time (as defined below in Section 1.02), as a result of the Exchange, D3esports will become a wholly owned subsidiary of StemGen.

SECTION 1.02.  Effective Time; Closing.  As promptly as practicable and in no event later than the second business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (or such other date as may be agreed in writing by each of the parties hereto), the parties hereto shall cause the Exchange to be consummated by Securityholders delivering to StemGen the certificates representing all of the outstanding D3esports Securities (as defined below in Section 2.01) duly endorsed (or with duly executed stock powers) so as to make StemGen the sole owner thereof free and clear of all claims and encumbrances except as specifically assumed by StemGen.  The term “Effective Time” means the date and time of the Closing (or such later time as may be agreed in writing by each of the parties hereto) to be held at the offices of Sonfield & Sonfield, Houston, Texas (or such other place as the parties may agree).

SECTION 1.03.  Effect of the Exchange.  At the Effective Time, the effect of the Exchange shall be D3esports becoming a wholly owned subsidiary of StemGen.

SECTION 1.04.  StemGen Articles of Incorporation.  At, or as soon as practicable before the Effective Time, the StemGen Articles of Incorporation shall be amended as provided by law and such Articles of Incorporation to change the name of StemGen to D3sports or a name selected by the StemGen board of directors.

ARTICLE II

DELIVERY OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01.  Delivery of Securities.  At the Effective Time, as a part of the Exchange:

(a)  each share of common stock, par value $.001 per share, of D3esports (the “D3esports Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any D3esports Common Stock to be cancelled pursuant to Section 2.01(c)) shall be exchanged for StemGen Preferred stock convertible into the number of shares shown on Exhibit A;

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(b)  each share of preferred stock, par value $.001 per share, of D3esports (the “D3esports Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any D3esports Preferred Stock to be cancelled pursuant to Section 2.01(c)) shall be exchanged for StemGen Preferred stock convertible into the number of shares shown on Exhibit A (collectively, the “Exchange Ratio”);

(c)  any D3esports Securities held in the treasury of D3esports and any D3esports Securities owned by StemGen or any direct or indirect wholly owned subsidiary of StemGen or of D3esports immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

SECTION 2.02.  Exchange of D3esports Certificates.

(a)  At the Closing, D3esports and the Securityholders shall surrender to StemGen all certificates representing D3esports Securities (the “D3esports Certificates”) representing the number of shares set opposite of each Securityholder in Exhibit A hereto (together with any stock transfer tax stamps required by reason of the payment of the Exchange Consideration to a person other than the registered holder of the D3esports Certificate surrendered), together with such other customary documents as may reasonably be required by StemGen, in exchange for the Exchange Consideration.  The Exchange Consideration shall be allocated in the number of shares set opposite the name of each Securityholder in Exhibit A hereto.  Any shareholder of D3esports whose D3esports Certificates are not delivered at the Closing shall receive the Exchange Consideration with respect to such D3esports Certificates upon delivery to StemGen after the Closing of such D3esports Certificates and the other items required pursuant to the first sentence of this Section 2.02(a).

(b)  StemGen shall not be liable to any holder of D3esports Securities for any such D3esports Securities (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(c)  If any D3esports Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such D3esports Certificate to be lost, stolen or destroyed and, if required by StemGen, the posting by such person of a bond, in such reasonable amount as StemGen may direct, as indemnity against any claim that may be made against it with respect to such D3esports Certificate, StemGen will issue in exchange for such lost, stolen or destroyed D3esports Certificate the Exchange Consideration.

SECTION 2.03.  Stock Transfer Books.  At the Effective Time, the stock transfer books of D3esports shall be closed and there shall be no further registration of transfers of D3esports Securities thereafter on the records of D3esports.  From and after the Effective Time, the holders of D3esports Certificates representing D3esports Securities outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such D3esports Securities, except as otherwise provided in this Agreement or by Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF D3ESPORTS AND SECURITYHOLDERS

D3esports and Securityholders, jointly and severally, hereby represent and warrant to StemGen that:

SECTION 3.01.  Organization and Qualification.  D3esports is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its state of incorporation and has all requisite corporate power and to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power, have not had, and could not reasonably be expected to have, individually or in the aggregate, a D3esports Material Adverse Effect (as defined below).  D3esports is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a D3esports Material Adverse Effect.  The term “D3esports Material Adverse Effect” means any change in or effect on the business of D3esports that is materially adverse to the financial condition or results of operations of D3esports taken as a whole, except for any such changes or effects resulting from or arising in connection with (i) this Agreement or the transactions contemplated by this Agreement or the announcement hereof, (ii) any changes in economic, regulatory or political conditions or (iii) any issue or condition otherwise known to StemGen prior to the date of this Agreement.

SECTION 3.02.  D3esports Articles of Incorporation and Bylaws.  D3esports has heretofore made available to StemGen a complete and correct copy of the D3esports Articles of Incorporation and the Bylaws of D3esports.  Such D3esports Articles of Incorporation and Bylaws are in full force and effect.  D3esports is not in violation of any of the provisions of its D3esports Articles of Incorporation or Bylaws.

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SECTION 3.03.  Capitalization.  The total number of shares of all classes and series within each class that D3esports is authorized to issue is unlimited, par value $0.001 per share.  The outstanding shares of each class of D3esports capital stock is described on Exhibit A.  As of the date of this Agreement, (i) all shares of D3esports Common Stock issued and outstanding, are validly issued, fully paid and non-assessable.  There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of D3esports or obligating D3esports to issue or sell any shares of capital stock of, or other equity interests in, D3esports.  All shares of D3esports Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding contractual obligations of D3esports to repurchase, redeem or otherwise acquire any shares of D3esports Common Stock.

SECTION 3.04.  Authority Relative to this Agreement.  D3esports has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Exchange and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by D3esports and the consummation by D3esports of the Exchange and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of D3esports are necessary to authorize this Agreement or to consummate the Exchange and the other transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by D3esports and, assuming the due authorization, execution and delivery by StemGen, constitutes a legal, valid and binding obligation of D3esports, enforceable against D3esports in accordance with its terms.

SECTION 3.05.  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by each of D3esports and Securityholders does not, and the performance of this Agreement by D3esports will not, (i) conflict with or violate the D3esports Articles of Incorporation or Bylaws of D3esports, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree (“Law”) applicable to D3esports, to any Securityholders or by which any property or asset of D3esports, or Securityholders is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of D3esports, or Securityholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and could not reasonably be expected to have, individually or in the aggregate, a D3esports Material Adverse Effect, and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)  The execution and delivery of this Agreement by each of D3esports and Securityholders does not, and the performance of this Agreement by each of D3esports and Securityholders will not, require any consent, approval, authorization or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority (“Governmental Entity”), except (i) for applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”), state takeover laws, the filing and recordation of appropriate documents as required by the Wyoming Business Corporation Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and could not reasonably be expected to have, individually or in the aggregate, a D3esports Material Adverse Effect, and could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3.06.  Permits; Compliance.

(a)  Each of D3esports is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for D3esports to own, lease and operate its properties or to carry on its business as it is now being conducted (the “D3esports Permits”), except where the failure to have, or the suspension or cancellation of, any of D3esports Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a D3esports Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of D3esports Permits is pending or, to the knowledge of D3esports, threatened, except where the failure to have, or the suspension or cancellation of, any of D3esports Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a D3esports Material Adverse Effect.

(b)  D3esports is not in conflict with, or in default or violation of, (i) any Law applicable to D3esports or by which any property or asset of D3esports is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which D3esports is a party or by which D3esports or any property or asset of D3esports is bound or affected or (iii) any D3esports Permits, except, in the case of each of (i), (ii) and (iii), for any such conflicts, defaults or violations that have not had, and could not reasonably be expected to have, individually or in the aggregate, a D3esports Material Adverse Effect.

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SECTION 3.07.  Absence of Certain Changes or Events. Since the date of its organization, except as contemplated by or as disclosed in this Section, D3esports has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any material change by D3esports in its accounting methods, principles or practices, (b) any declaration, setting aside or payment of any dividend or distribution in respect of the Commons Stock or any redemption, purchase or other acquisition of any of D3esports’s securities or (c) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of D3esports, except in the ordinary course of business.

SECTION 3.08.  Absence of Litigation.  As of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of D3esports, threatened against D3esports, or any property or asset of D3esports, before any court, arbitrator or governmental entity, domestic or foreign, which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on D3esports or (ii) seeks to delay or prevent the consummation of any other material transaction contemplated by this Agreement.  As of the date of this Agreement, neither D3esports nor any property or asset of D3esports is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of D3esports, continuing investigation by, any governmental entity, or any order, writ, judgment, injunction, decree, determination or award of any governmental entity or arbitrator having, individually or in the aggregate, a material adverse effect on D3esports.

SECTION 3.09. Taxes.  D3esports have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of D3esports.

SECTION 3.10.  State Takeover Statutes.  The Board of Directors of D3esports has taken all action necessary to ensure that any restrictions on business combinations will not apply to the Exchange and the other transactions contemplated by this Agreement.  To the knowledge of D3esports, no state takeover statute is applicable to the Exchange or the other transactions contemplated by this Agreement.

SECTION 3.11.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Exchange or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of D3esports.

SECTION 3.12.  Investment Representation.

(a)  As of the date hereof, each Securityholder is acquiring the StemGen Securities for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the 1933 Act; provided, however, that by making the representations herein, each Securityholder does not agree to hold any of the StemGen Securities for any minimum or other specific term and reserves the right to dispose of the StemGen Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act.

(b)  Each Securityholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D (an “Accredited Investor”).

(c)  Each Securityholder understands that the StemGen Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state Securities laws and that StemGen is relying upon the truth and accuracy of, and each Securityholder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of each Securityholder set forth herein in order to determine the availability of such exemptions and the eligibility of each Securityholder to acquire the StemGen Securities.

(d)  Each Securityholder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of StemGen and materials relating to the offer and sale of the StemGen Securities which have been requested by each Securityholder or its advisors.  Each Securityholder and its advisors, if any, have been afforded the opportunity to ask questions of StemGen.  Notwithstanding the foregoing, StemGen has not disclosed to each Securityholder any material nonpublic information and will not disclose such information unless such information is disclosed to the public prior to or promptly following such disclosure to each Securityholder.  Neither such inquiries nor any other due diligence investigation conducted by Buyer or any of its advisors or representatives shall modify, amend or affect Buyer’s right to rely on StemGen’s representations and warranties contained in Section 3 below.  Each Securityholder understands that its investment in the StemGen Securities involves a significant degree of risk.

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(e)  Each Securityholder understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the StemGen Securities.

(f)  Each Securityholder understands that (i) the sale or re-sale of the StemGen Securities has not been and is not being registered under the 1933 Act or any applicable state Securities laws, and the StemGen Securities may not be transferred unless (a) the StemGen Securities are sold pursuant to an effective registration statement under the 1933 Act, (b) each Securityholder shall have delivered to StemGen an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the StemGen Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, (c) the StemGen Securities are sold or transferred to an “affiliate” (as defined in Rule 144 promulgated under the 1933 Act (or a successor rule) (“Rule 144”)) of each Securityholder who agrees to sell or otherwise transfer the StemGen Securities only in accordance with this Section 2(f) and who is an Accredited Investor, or (d) the StemGen Securities are sold in reliance Rule 144; (ii) any sale of such StemGen Securities made in reliance on Rule 144 may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any re-sale of such StemGen Securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither StemGen nor any other person is under any obligation to register such StemGen Securities under the 1933 Act or any state StemGen Securities laws or to comply with the terms and conditions of any exemption thereunder (in each case, other than pursuant to the Registration Rights Agreement).  Notwithstanding the foregoing or anything else contained herein to the contrary, the StemGen Securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.

(g)  Each Securityholder understands that until the StemGen Securities have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of StemGen Securities as of a particular date that can then be immediately sold, the StemGen Securities may bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such StemGen Securities):

“The Securities represented by this certificate have not been registered under the Securities Act of 1933, as amended.  The Securities may not be sold, transferred or assigned in the absence of an effective registration statement for the Securities under said Act, or an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, that registration is not required under said Act.”

The legend set forth above shall be removed, and StemGen shall issue a certificate without such legend to the holder of any Security upon which it is stamped, if, unless otherwise required by applicable state Securities laws, (a) such Security is registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be resold pursuant to Section 4(a)(1) of the 1933 Act relying on Rule 144 without any restriction as to the number of Securities as of a particular date that can then be immediately sold, or (b) such holder provides StemGen with an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Security may be made without registration under the 1933 Act and such sale or transfer is effected.  Each Securityholder agrees to sell all Securities, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STEMGEN

StemGen hereby represents and warrants to D3esports and Securityholders that:

SECTION 4.01.  Organization and Qualification; Subsidiaries  At the Effective Time, each of StemGen and each subsidiary of StemGen (the “StemGen Subsidiaries”) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power, authority and governmental approvals have not had, and could not reasonably be expected to have, individually or in the aggregate, a StemGen Material Adverse Effect (as defined below).  Each of StemGen and the StemGen Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a StemGen Material Adverse Effect.  The term “StemGen Material Adverse Effect” means any change in or effect on the business of StemGen and the StemGen Subsidiaries that is materially adverse to the financial condition or results of operations of StemGen and the StemGen Subsidiaries taken as a whole, except for any such changes or effects resulting from or in connection with (i) this Agreement or the transactions contemplated by this Agreement or the announcement hereof, (ii) any changes in economic, regulatory or political conditions or (iii) any issue or condition otherwise known to StemGen prior to the date of this Agreement.

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SECTION 4.02.  StemGen Articles of Incorporation and Bylaws.  StemGen has heretofore made available to D3esports a complete and correct copy of the StemGen Articles of Incorporation and the Bylaws of StemGen.  Such StemGen Articles of Incorporation and Bylaws are in full force and effect.  StemGen is not in violation of any of the provisions of its StemGen Articles of Incorporation or Bylaws.

SECTION 4.03.  Capitalization.  The authorized capital stock of StemGen consists of (a) 20,000,000 shares of StemGen Common Stock, par value $.001 per share; and (b) 1,000,000 shares of preferred stock, par value $.00001 per share designated as Series E Preferred Stock (the “StemGen Preferred Stock”).  As of the date of this Agreement and at the Effective Time: (i) 14,083,927 shares of StemGen Common Stock are issued and outstanding and will remain issued and outstanding, all of which are validly issued, fully paid and non-assessable, and (ii) 1,000,000 shares of StemGen Series E Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable.  There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of StemGen or any StemGen Subsidiary or obligating StemGen or any StemGen Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, StemGen or any StemGen Subsidiary, except as disclosed on the audited financial statements of StemGen.  All shares of StemGen Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding contractual obligations of StemGen or any StemGen Subsidiary to repurchase, redeem or otherwise acquire any shares of StemGen Common Stock or StemGen Preferred Stock or any capital stock of any StemGen Subsidiary.  There are no material outstanding contractual obligations of StemGen or any StemGen Subsidiary to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any StemGen Subsidiary or any other person.  The shares of StemGen Preferred Stock to be issued pursuant to the Exchange in accordance with Section 2.01(b) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, StemGen’s Articles of Incorporation or Bylaws or any agreement to which StemGen is a party or is bound and the issuance will be exempt from registration under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, (the “Exchange Act”) and applicable Blue Sky Laws.

SECTION 4.04.  Authority Relative to This Agreement.  StemGen has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Exchange and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by StemGen and the consummation by StemGen of the Exchange and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of StemGen are necessary to authorize this Agreement or to consummate the Exchange and the other transactions contemplated by this Agreement.  This Agreement has been duly and validly executed and delivered by StemGen and, assuming the due authorization, execution and delivery by D3esports, constitutes a legal, valid and binding obligation of StemGen enforceable against StemGen in accordance with its terms.

SECTION 4.05.  No Conflict and Consents.

(a)  The execution and delivery of this Agreement by StemGen does not, and the performance of this Agreement by StemGen will not, (i) conflict with or violate the StemGen Articles of Incorporation or Bylaws of StemGen or any equivalent organizational documents of any StemGen Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and obligations described in Section 4.05(b) have been made, conflict with or violate any Law applicable to StemGen or any StemGen Subsidiary or by which any property or asset of StemGen or any StemGen Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of StemGen or any StemGen Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that have not had, and could not reasonably be expected to have, individually or in the aggregate, a StemGen Material Adverse Effect, and that could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)  The execution and delivery of this Agreement by StemGen does not, and the performance of this Agreement by StemGen will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, the Securities Act, OTC Markets, state takeover laws, the filing and recordation of appropriate documents as required by the Delaware Business Corporation Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and could not reasonably be expected to have, individually or in the aggregate, a StemGen Material Adverse Effect, and could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement

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SECTION 4.06.  Permits; Compliance.

(a)  Each of StemGen and the StemGen Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for StemGen or any StemGen Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “StemGen Permits”), except where the failure to have, or the suspension or cancellation of, any of StemGen Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a StemGen Material Adverse Effect, and, as of the date of this Agreement, no suspension or cancellation of any of StemGen Permits is pending or, to the knowledge of StemGen, threatened, except where the failure to have, or the suspension or cancellation of, any of StemGen Permits has not had, and could not reasonably be expected to have, individually or in the aggregate, a StemGen Material Adverse Effect.

(b)  Neither StemGen nor any StemGen Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to StemGen or any StemGen Subsidiary or by which any property or asset of StemGen or any StemGen Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which StemGen or any StemGen Subsidiary is a party or by which StemGen or any StemGen Subsidiary or any property or asset of StemGen or any StemGen Subsidiary is bound or affected or (iii) any StemGen Permits, except, in the case of each of (i), (ii) and (iii), for any such conflicts, defaults or violations that have not had, and could not reasonably be expected to have, individually or in the aggregate, a StemGen Material Adverse Effect.

SECTION 4.07.  Absence of Certain Changes or Events.  Since June 30, 2018, except as contemplated by or as disclosed in this Agreement, or as disclosed in any documents required to be filed by it with the SEC since July 30, 2018 through the date of this Agreement (collectively, the “StemGen SEC Reports”), StemGen and StemGen Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (a) any StemGen Material Adverse Effect, (b) any material change by StemGen in its accounting methods, principles or practices, (c) any declaration, setting aside or payment of any dividend or distribution in respect of the Securities or any redemption, purchase or other acquisition of any of StemGen’s securities or (d) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of StemGen or any StemGen Subsidiary, except in the ordinary course of business consistent with past practice.

SECTION 4.08.  Litigation.  Except as disclosed on Exhibit D, as of the date of this Agreement, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of StemGen, threatened against StemGen or any StemGen Subsidiary, or any property or asset of StemGen or any StemGen Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a StemGen Material Adverse Effect or (ii) seeks to delay or prevent the consummation of the Exchange or any other material transaction contemplated by this Agreement.  As of the date of this Agreement, neither StemGen nor any StemGen Subsidiary nor any property or asset of StemGen or any StemGen Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of StemGen, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity or arbitrator having, individually or in the aggregate, a StemGen Material Adverse Effect.

SECTION 4.09.  Taxes.  Except for such matters that would not have a StemGen Material Adverse Effect,

(a) StemGen and each of the StemGen Subsidiaries have timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of StemGen and the StemGen Subsidiaries,

(b) all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid or will be paid, (c) as of the date of this Agreement, no deficiency for any material amount of Tax has been asserted or assessed by a taxing authority against StemGen or any of the StemGen Subsidiaries and (d) StemGen and each of the StemGen Subsidiaries have provided adequate reserves in their financial statements for any Taxes that have not been paid in accordance with generally accepted accounting principles, whether or not shown as being due on any returns.

SECTION 4.10.  Accounting and Tax Matters.  To the knowledge of StemGen, neither StemGen nor any of its affiliates has taken or agreed to take any action that would prevent the Exchange from constituting a transaction qualifying under Section 368(a)(1)(B) of the Code.  StemGen is not aware of any agreement, plan or other circumstance that would prevent the Exchange from qualifying under Section 368(a)(1)(B) of the Code.

Agreement and Plan of Reorganization (StemGen-D3esports)	Page 7

SECTION 4.11.  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Exchange or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of StemGen.

ARTICLE V

CONDUCT OF BUSINESSES PENDING THE EXCHANGE

SECTION 5.01.  Conduct of Business by D3esports Pending the Exchange.  D3esports agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement, unless StemGen shall otherwise consent in writing:

(a)  the businesses of D3esports shall be conducted only in, and D3esports shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

(b)  D3esports shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of D3esports and to preserve the current relationships of D3esports with customers, suppliers and other persons with which D3esports has significant business relations.

By way of amplification and not limitation, except as contemplated by this Agreement, D3esports shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of StemGen:

(a)  amend or otherwise change its D3esports Articles of Incorporation or Bylaws or equivalent organizational documents;

(b)  issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of D3esports (except for the issuance of shares of D3esports Common Stock issuable pursuant to D3esports Stock Options and Warrants outstanding on the date of this Agreement or the issuance in the ordinary course of business and consistent with past practice) or (ii) any material assets of D3esports, except in the ordinary course of business and in a manner consistent with past practice;

(c)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)  (i)  acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

(ii)   incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice;

(iii)   enter into any contract or agreement material to the business, results of operations or financial condition of D3esports taken as a whole other than in the ordinary course of business, consistent with past practice; or

(iv)   enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(e);

(f)  increase the compensation payable or to become payable to its employees, except for increases in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or employee of D3esports, except for employment or severance agreements in accordance with past practice, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or employee; or

(g)  take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.

Agreement and Plan of Reorganization (StemGen-D3esports)	Page 8

SECTION 5.02.  Conduct of Business by StemGen Pending the Exchange.  StemGen agrees that, between the date of this Agreement and the Effective Time, except as contemplated by any other provision of this Agreement (including Section 7.03), unless D3esports shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed):

(a)  the business of StemGen and the StemGen Subsidiaries shall be conducted only in, and StemGen and the StemGen Subsidiaries shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and

(b)  StemGen shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of StemGen and the StemGen Subsidiaries and to preserve the current relationships of StemGen and the StemGen Subsidiaries with customers, suppliers and other persons with which StemGen or any StemGen Subsidiary has significant business relations.

By way of amplification and not limitation, except as contemplated by this Agreement, neither StemGen nor any StemGen Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of D3esports (such consent not to be unreasonably withheld):

(a)  amend or otherwise change its StemGen Articles of Incorporation or Bylaws or equivalent organizational documents;

(b)  issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of StemGen or any StemGen Subsidiary (except for the issuance of shares of StemGen Series A Preferred Stock issuable pursuant to the StemGen Stock Options outstanding on the date of this Agreement or the issuance in the ordinary course of business and consistent with past practice, or (ii) any material assets of StemGen or any StemGen Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

(c)  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d)  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)  (i)   acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice;

(ii)  incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except for indebtedness incurred in the ordinary course of business and consistent with past practice;

(iii)   enter into any contract or agreement material to the business, results of operations or financial condition of StemGen and the StemGen Subsidiaries taken as a whole other than in the ordinary course of business, consistent with past practice; or

(iv)   enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.02(e);

(f)  increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of StemGen or any StemGen Subsidiary who are not officers of StemGen, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of StemGen or any StemGen Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; or

(g)  take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.

Agreement and Plan of Reorganization (StemGen-D3esports)	Page 9

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01.  Filing of Form 8-K. Immediately after execution of this Agreement StemGen will procure the prompt preparation and file with the Securities and Exchange Commission appropriate notice describing this transaction proposed by this Agreement on Form 8-K or other applicable form, and otherwise comply with the provisions of the Securities Exchange Act of 1934.

SECTION 6.02.  Preparation of Disclosure Statement. Immediately after the Effective Time, new management of StemGen will procure the preparation of a disclosure statement containing the necessary information to comply with Rule 15(c)2(11) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and file such information with one or more firms who are members of the Financial Institution Regulatory Authority, Inc.  (“FINRA”) and with FINRA as are necessary for the quotation of StemGen’s securities on the OTC Markets QB tier.

SECTION 6.03.  Access to Information; Confidentiality.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which StemGen or D3esports is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, StemGen and D3esports shall: (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its subsidiaries as the other party or its Representatives may reasonably request.

SECTION 6.04.  Obligations of StemGen.  StemGen shall take all action necessary to cause StemGen to perform its obligations under this Agreement and to consummate the Exchange on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.05.  Application to NYSE American. When StemGen is eligible, new management shall make application to the NYSE American or other national stock exchange for listing the StemGen Common Stock for trading.

SECTION 6.06.  Filing of Amended Form 8-K. Within 4 days after the Effective Time, new management of StemGen will prepare and file with the SEC an amendment to the Form 8-K described in Section 6.01 above that includes the financial statements and pro forma financial information prepared pursuant to Regulation S-X for the periods specified in SEC Rule 3.05(b) and the disclosure required by Item 9.01(a)(4) and 9.01(b)(2) of Form 8-K.

SECTION 6.07.  Further Action; Consents; Filings.  Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Exchange and the other transactions contemplated by this Agreement, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by StemGen or D3esports or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Exchange and the other transactions contemplated by this Agreement and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Exchange and the other transactions contemplated by this Agreement required under (A) the Exchange Act and the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws and (B) any other applicable Law.  The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

SECTION 6.08.  Stock Option Plan.  As soon as practicable, but in no event more than 5 business days, after the Effective Time, new management of StemGen will cause to be adopted a stock option and stock award plan (the “Plan”) that complies in form and substance with the rules of NYSE American stock exchange.

SECTION 6.09.  Plan of Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 368(a)(1)(B) of the Code.  From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Exchange to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Exchange from qualifying, as a reorganization under the provisions of section 368(a) of the Code.  Following the Effective Time, neither StemGen nor any of its affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Exchange to fail to qualify as a reorganization under section 368(a) of the Code.

SECTION 6.10.  Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of StemGen and D3esports.

Agreement and Plan of Reorganization (StemGen-D3esports)	Page 10

SECTION 6.11.  StemGen Board of Directors.  Present management of StemGen shall take all necessary action to cause Simon Dawson to be appointed to the Board of Directors of StemGen to replace John David Walls, as of the Effective Time, to serve until the next annual election of directors of StemGen specified by appropriate resolution.

SECTION 6.12.  Conveyance Taxes.  StemGen shall be liable for and shall hold D3esports and the holders of D3esports Securities who are holders of the D3esports Securities immediately prior to the Effective Time harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.  The parties acknowledge that this Section 6.12 is specifically intended to benefit the holders of D3esports Securities who are holders of the D3esports Securities immediately prior to the Effective Time.

ARTICLE VII

CONDITIONS TO THE EXCHANGE

SECTION 7.01.  Conditions to the Obligations of Each Party.  The obligations of D3esports and StemGen to consummate the Exchange are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a)  this Agreement and the issuance of the Exchange Consideration pursuant to the terms of the Exchange, as the case may be, contemplated hereby shall have been approved and adopted by the requisite affirmative vote of (i) the shareholders of D3esports in accordance with the Wyoming Business Corporation Act and D3esports’s Articles of Incorporation and (ii) the board of directors of StemGen in accordance with the rules of the Wyoming Business Corporation Act and StemGen’s Articles of Incorporation;

(b)  no Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Exchange illegal or otherwise prohibiting consummation of the Exchange;

(c)  all consents, approvals and authorizations legally required to be obtained to consummate the Exchange shall have been obtained from and made with all Governmental Entities; and

SECTION 7.02.  Conditions to the Obligations of StemGen.  The obligations of StemGen to consummate the Exchange are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)  each of the representations and warranties of D3esports contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except where failure to be so true and correct would not have a D3esports Material Adverse Effect, and except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except where failure to be so true and correct would not have a D3esports Material Adverse Effect, and StemGen shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of D3esports to such effect;

(b)  D3esports shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to so comply would not have a D3esports Material Adverse Effect, and StemGen shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of D3esports to that effect; and

(c)  StemGen shall have received an officer’s certificate of D3esports, from an officer of D3esports, in the form of Exhibit C

SECTION 7.03.  Conditions to the Obligations of D3esports.  The obligations of D3esports to consummate the Exchange are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a)  StemGen shall have filed all forms, reports and documents required to be filed by it with the SEC since July 30, 2015 through the date of this Agreement (collectively, the “StemGen SEC Reports”), and StemGen has made available to D3esports true and correct copies of the StemGen SEC Reports.  As of the respective dates they were filed, (i) the StemGen SEC Reports were prepared, and all forms, reports and documents filed with the SEC after the date of this Agreement and prior to the Effective Time will be prepared, in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and (ii) none of the StemGen SEC Reports contained, nor will any forms, reports and documents filed after the date of this Agreement and prior to the Effective Time contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No StemGen Subsidiary is required to file any form, report or other document with the SEC.

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(b)  Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the StemGen SEC Reports and in any form, report or document filed after the date of this Agreement and prior to the Effective Time was, or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presented or will present fairly the consolidated financial position of StemGen and the consolidated StemGen Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a StemGen Material Adverse Effect).

(c)  StemGen shall have consolidated or expanded its outstanding shares of capital stock to conform to the disclosure on Exhibit A hereto.

(d)  each of the representations and warranties of StemGen contained in this Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except where the failure to be so true and correct would not have a StemGen Material Adverse Effect, and except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except where the failure to be so true and correct would not have a StemGen Material Adverse Effect, and D3esports shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of StemGen to such effect;

(e)  StemGen shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, except where the failure to comply would not have a StemGen Material Adverse Effect, and D3esports shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of StemGen to that effect;

(f)  D3esports shall have received an officer’s certificate from an officer of StemGen, in the form of Exhibit B;

(g)  D3esports shall have received the opinion of counsel to StemGen, in the form of Exhibit E.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination.  This Agreement may be terminated, and the Exchange and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a)  by mutual written consent duly authorized by the Boards of Directors of each of StemGen and D3esports;

(b)  by either StemGen or D3esports if the Effective Time shall not have occurred on or before September 15, 2018; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c)  there shall be any Order which is final and non-appealable preventing the consummation of the Exchange;

(d)  by StemGen upon a breach of any material representation, warranty, covenant or agreement on the part of D3esports set forth in this Agreement, or if any representation or warranty of D3esports shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied (“Terminating D3esports Breach”); provided, however, that, if such Terminating D3esports Breach is curable by D3esports through the exercise of its best efforts and for so long as D3esports continues to exercise such best efforts, StemGen may not terminate this Agreement under this Section 8.01(d).

SECTION 8.02.  Effect of Termination.  Except as provided in Section 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of StemGen or D3esports or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

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SECTION 8.03.  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement by the shareholders of D3esports, no amendment may be made which would reduce the amount or change the type of consideration into which each D3esports Common Stock or D3eports Preferred Stock shall be converted upon consummation of the Exchange.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.04.  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

SECTION 8.05.  Expenses.  All Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Exchange or any other transaction is consummated.  “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the closing of the Exchange and the other transactions contemplated by this Agreement.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01.  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and those set forth in Sections 8.02 and 8.05 and this Article IX shall survive termination.

SECTION 9.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to StemGen:

StemGen, Inc.

9601 Moss Haven Drive

Dallas, Texas 75231

Attn:  John David Walls, President and CEO

with a copy to (which shall not constitute notice to StemGen):

Sonfield & Sonfield

2500 Wilcrest Drive, 3rd Floor

Houston, Texas 77042

Attn: Robert L. Sonfield, Jr., Esq.

Fax: (713) 877-1547

if to D3esports:

D3esports

1 Performance Drive, Suite F

Angleton, Texas 77515

Attn:  Simon Dawson, President and CEO

SECTION 9.03.  Certain Definitions.  For purposes of this Agreement, the term:

(a)  “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person;

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(b)  “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(c)  “knowledge” means, with respect to any matter in question, that the executive officers of D3esports or StemGen, as the case may be, have actual knowledge of such matter;

(d)  “OTC” means the over-the-counter public trading markets including the OTC Markets;

(e)”person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

(f)  “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

SECTION 9.04.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05.  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 9.06.  Incorporation of Exhibits.  All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 9.07.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

SECTION 9.08.  Governing Law; Forum.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The courts of the Harris County, Texas, sitting in Houston (the “Houston Courts”) shall have exclusive jurisdiction to hear, adjudicate, decide, determine and enter final judgment in any action, suit, proceeding, case, controversy or dispute, whether at law or in equity or both, and whether in contract or tort or both, arising out of or related to this Agreement, or the construction or enforcement hereof or thereof (any such action, suit, proceeding, case, controversy or dispute, a “Related Action”).  StemGen and D3esports hereby irrevocably consent and submit to the exclusive personal jurisdiction of the Houston Courts to hear, adjudicate, decide, determine and enter final judgment in any Related Action.

SECTION 9.09.  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.10.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  A faxed copy or photocopy of a party’s signature shall be deemed an original for all purposes.

SECTION 9.11.  Entire Agreement.  This Agreement (including the Exhibits) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.  No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

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IN WITNESS WHEREOF, StemGen, D3esports, and Securityholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STEMGEN, INC. By: /s/ John David Walls John David Walls Chief Executive Officer Date: 11-26-2018	D3ESPORTS CORP. By: /s/ Simon Dawson Simon Dawson Chief Executive Officer Date: 12-13-2018	SIMON DAWSON /s/ Simon Dawson As representative of Securityholders Date: 12-13-2018

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